Exhibit 23.1

                                AUDITORS' CONSENT





The Board of Directors
AgriBioTech, Inc.:


     We consent to incorporation by reference in the registration statements Nos- 333-33367, 333-13953, 333-47637, 333-61127, 333-71477 and 333-71485 on Form
S-3, No. 333-61097 on Form S-4 and Nos. 333-07123, 333-9336 and 333-9330 on Form
S-8 of AgriBioTech, Inc. of our report dated October 13, 1999, relating to the consolidated balance sheets of AgriBioTech, Inc. and subsidiaries as of June 30, 1999 and 1998 and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended June 30, 1999 and related schedule, which report appears in the June 30, 1999 Form 10-K of AgriBioTech, Inc.


                                                   KPMG LLP


Las Vegas, Nevada
October 13, 1999